Exhibit 99.1
Gaylord Entertainment Co. Provides Update on Room Night Production and
Hospitality Segment Revenue Growth
- Advance group bookings up significantly year-over-year -
NASHVILLE, Tenn., July 12, 2010 — In its continued effort to provide timely business updates since the temporary closure of Gaylord Opryland, Gaylord Entertainment Co. (NYSE: GET) today provided an update on the Company’s preliminary room night production for the month of June 2010 and for the six months ending June 30, 2010 and preliminary RevPAR and Total RevPAR growth rates at the Gaylord Palms, Gaylord Texan and Gaylord National for the second quarter.
•	Gaylord Hotels (including Gaylord Opryland) gross advance group bookings for the month of June 2010 for all future years was 280,488 room nights, an increase of 28.6 percent when compared to June 2009. Gross advance group bookings for the month of June 2010 included 7,699 flood impacted room nights that were transferred from Gaylord Opryland to other Gaylord properties. Net of attrition and cancellations, Gaylord Hotels (including Gaylord Opryland) advance group bookings for the month of June 2010 for all future periods were 203,160 room nights, an increase of 114.4 percent when compared to June 2009.

•	Gaylord Opryland gross advance group bookings for the month of June 2010 for all future years were 78,644 room nights, an increase of 8.8 percent over June 2009. Net of attrition and cancellations, Gaylord Opryland advance group bookings sold during the month of June 2010 for all future periods were 60,642 room nights, a 30.9 percent increase over the prior year period.

•	For the six months ending June 30, 2010, Gaylord Hotels (including Gaylord Opryland) gross advance group bookings for all future periods were 1,060,288 room nights, an increase of 25.5 percent when compared to the same period in 2009. Net of attrition and cancellations, Gaylord Hotels (including Gaylord Opryland) advance group bookings for the six month period ending June 30, 2010 for all future periods were 451,699, an increase of 66.0 percent when compared to the same period in 2009. This includes 273,151 room night cancellations for Gaylord Opryland, incurred as a result of the May 2010 flood and not transferred to another Gaylord property.

•	The Gaylord Opryland has been closed since the first week of May 2010, when historic flooding left catastrophic damage throughout much of the Nashville area. Since that time, the Company has worked diligently to find alternative meeting solutions for displaced groups. Whenever possible, conventions have been relocated to other hotels within the Gaylord family, such as the Gaylord Palms, Gaylord National, Gaylord Texan and Radisson Hotel Opryland. Gaylord Hotels gross advance group bookings for the six months ending June 30, 2010 included 43,645 flood-impacted room nights that were transferred from Gaylord Opryland to other Gaylord properties.

•	For Gaylord assets located outside of Nashville, Tennessee — the Gaylord Palms, the Gaylord Texan and the Gaylord National, revenue per available room[1] (“RevPAR”) increased approximately 5.7 percent and total revenue per available room[2] (“Total RevPAR”) increased approximately 4.7 percent in the second quarter of 2010 compared to the second quarter of 2009.

“We are very pleased with the significantly improved room night production over last year, as well as the continued growth in revenue for our hotels located outside Nashville. These results demonstrate that our business model remains strong and that our loyal customers understand that we have built a product that is unmatched in the markets we serve,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “While our team’s immediate focus has been on rebuilding and re-opening our Nashville-area assets, we have not in any way lost sight of our plans to continue to strengthen our other core properties. We are proud of what we have been able to accomplish in the face of some dire circumstances.”
The Company will release its full second quarter 2010 earnings results before the market opens on Tuesday, August 3, 2010.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (http://www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (http://www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit http://www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to the Gaylord Opryland and other Nashville-area Gaylord facilities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1 The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

2 The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
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Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications

Gaylord Entertainment	Gaylord Entertainment

615-316-6588	(615) 316-6302

mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com

~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei

Gaylord Entertainment	Sloane & Company

615-316-6282	(212) 486-9500

pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com/ dzacchei@sloanepr.com